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                                                                     EXHIBIT 2.2


                                ESCROW AGREEMENT

      This Escrow Agreement is made as of this 29th day of August, 1996, by and among Elias J. Blawie in his capacity as corporate Secretary of ISOCOR ("Escrow Agent"), ISOCOR, a California corporation ("ISOCOR"), and Marco Brueders as agent ("Agent") of the former stockholders of NetCS Informationstechnik GmbH, a German corporation ("NetCS"). Terms not otherwise defined in this Escrow Agreement shall have the respective meanings set forth in the Purchase Agreement (as defined below).

                                    RECITALS

      WHEREAS, ISOCOR, NetCS and certain stockholders of NetCS (the "Selling Stockholders") have entered into a Stock Purchase Agreement dated as of August 29, 1996 (the "Purchase Agreement"), providing for the acquisition of all or substantially all of the outstanding stock of NetCS by ISOCOR or its wholly owned subsidiary (the "Acquisition"); and

      WHEREAS, pursuant to Article VIII of the Purchase Agreement, a copy of which is attached to this Escrow Agreement as ANNEX A, an escrow fund (the "Escrow Fund") is to be established consisting of the Escrow Amount which shall be available to compensate ISOCOR and certain related persons for any Damages they may incur by reason of a breach by NetCS or the Selling Stockholders of any of their representations, warranties, covenants or agreements contained in the Purchase Agreement; and

      WHEREAS, the Agent has been constituted as agent for and on behalf of the Selling Stockholders with such rights, powers and duties as are set forth in
Section 9.1 of the Purchase Agreement; and

      WHEREAS, Section 8.8 of the Purchase Agreement provides for an Escrow Fund of such number of shares of Parent Common Stock issued in the Acquisition as is equal to the Escrow Amount to be held by the Escrow Agent; and

      WHEREAS, the parties to this Escrow Agreement desire to set forth further terms and conditions in addition to those set forth in the Purchase Agreement relating to the operation of the Escrow Fund.

      NOW, THEREFORE, the parties to this Escrow Agreement, in consideration of the mutual covenants contained herein and in the Purchase Agreement, and intending to be legally bound, hereby agree as follows:

      1.    Escrow and Escrow Shares.

            (a) Pursuant to the Purchase Agreement, ISOCOR shall cause to be deposited in escrow with the Escrow Agent, as escrow agent, a stock certificate or certificates representing shares of Parent Common Stock equal to the Escrow Amount (the "Escrow Shares"). Such certificate(s) shall be registered in the name of the Escrow Agent (or its nominee) as nominee for the beneficial owners of such shares. The Escrow Shares shall be held and distributed by the
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Escrow Agent in accordance with the terms and conditions of Article VIII of the
Purchase Agreement and this Escrow Agreement and, to the extent a distribution is made to the Selling Stockholders, the instructions of the Agent. The name, address, taxpayer identification number (if applicable) for, and the number of Escrow Shares beneficially owned by, each Selling Stockholder is set forth in ANNEX B attached to this Escrow Agreement.

            (b) The Selling Stockholders shall be responsible for any tax liability attributable to the placement of the Escrow Shares in the escrow and the payment of any dividends or other amounts payable to the Selling Stockholders with respect to the Escrow Shares. As a condition to the receipt of any distribution from the Escrow Fund, each Selling Stockholder shall provide the Escrow Agent with an executed IRS Form W-9 or W-8, as applicable. ISOCOR and the Selling Stockholders, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrow Funds under this Escrow Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Escrow Agreement. ISOCOR and the Selling Stockholders undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Escrow Agreement. ISOCOR and the Selling Stockholders, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Escrow Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. To the extent that ISOCOR is required to make any payments pursuant to this Section 1(b), the Selling Stockholders, jointly and severally, agree to reimburse ISOCOR for any such payment promptly upon written notice thereof.

            (c) Except as contemplated hereunder, no Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, other than by will or by the laws of descent or distribution in the event of the death of a Selling Stockholder, by any Selling Stockholder, nor may the Escrow Shares or any beneficial interest therein be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any Selling Stockholder, prior to the delivery of the Escrow Shares to the Selling Stockholder by the Escrow Agent.

      2. Rights and Obligations of the Parties. The Escrow Agent shall be entitled to such rights and shall perform such duties of the escrow agent as set forth herein (collectively, the "Duties"), in accordance with the terms and conditions of this Escrow Agreement. ISOCOR and the Agent shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein and in the Purchase Agreement, in accordance with the terms hereof and thereof. In the event that the terms of this Escrow Agreement conflict in any way with the


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provisions of the Purchase Agreement as between ISOCOR and the Agent, the
Purchase Agreement shall control.

      3. Escrow Period. The escrow shall terminate with respect to the Escrow Shares as set forth in Section 8.8 of the Purchase Agreement.

      4. Duties of Escrow Agent. The Duties of the Escrow Agent shall include the following:

            (a) The Escrow Agent shall hold and safeguard the Escrow Shares during the term of the escrow, shall treat such Escrow Fund as a trust fund in accordance with the terms of this Escrow Agreement and the Purchase Agreement and not as the property of ISOCOR, and shall hold and dispose of the Escrow Shares only in accordance with the terms of this Escrow Agreement.

            (b) The Escrow Shares shall be voted by the Escrow Agent in accordance with the instructions received by the Escrow Agent from the Agent on behalf of the beneficial owners of such shares. If no instructions are received from the beneficial owners of the Escrow Shares, such shares shall not be voted by the Escrow Agent.

            (c) With respect to any claim for Damages by ISOCOR or any other Parent Group Member pursuant to Article VIII of the Purchase Agreement, as to which (i) no timely objection shall have been received by the Escrow Agent from the Agent, (ii) agreement shall have been reached between ISOCOR and the Agent or (iii) the Damages attributable to such claim shall have been resolved in accordance with Section 8.9(b) of the Purchase Agreement, the Escrow Agent shall deliver to ISOCOR Escrow Shares equal in value, based upon the Average Price, to the amount of such Damages incurred by ISOCOR or such other Parent Group Member.

            (d) Promptly following termination of the escrow as set forth in
Section 3 of this Escrow Agreement, the Escrow Agent shall deliver to the Selling Stockholders, in accordance with instructions by the Agent, the proper number of Escrow Shares and other property in the Escrow Fund in excess of any amount of such Escrow Shares or other property sufficient, in the reasonable judgment of ISOCOR, subject to the objection of the Agent and the subsequent arbitration of the matter in the manner provided in Section 8.9(b) of the Purchase Agreement, to satisfy any unsatisfied claims specified in any certificate theretofore delivered by ISOCOR to the Escrow Agent prior to termination of the escrow with respect to facts and circumstances existing prior to expiration of the applicable periods set forth in Section 8.8 of the Purchase Agreement, and to pay expenses as provided in Section 11 of this Escrow Agreement. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Selling Stockholders, in accordance with instructions by the Agent, all of the Escrow Shares and other property remaining in the Escrow Fund and not required to satisfy such claims and expenses. Each Selling Stockholder shall receive that number of Escrow Shares which bears the same relationship to the total number of Escrow Shares in the Escrow Fund and available for distribution as the number of Escrow Shares set forth opposite the name of each such Selling Stockholder on ANNEX B hereto bears to the Escrow Amount, as calculated by the Agent.


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      5. Distribution. Any cash dividends paid with respect to any securities in the Escrow Fund, and any shares of Parent Common Stock or other equity securities or property received by the Escrow Agent upon a stock split made or other distribution in respect of any securities in the Escrow Fund, shall be added to the Escrow Fund and become a part thereof. Any provision hereof shall be adjusted to appropriately reflect any stock split, reverse stock split, stock dividend or similar recapitalization.

      6. Exculpatory Provisions.

            (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for forgeries or false personations. The Escrow Agent shall not be liable for any act done or omitted hereunder as escrow agent except for gross negligence or willful misconduct. The Escrow Agent shall in no case or event be liable for any representations or warranties of ISOCOR or any Selling Stockholder. Any act done or omitted pursuant to the advice or opinion of counsel shall be conclusive evidence of the good faith of the Escrow Agent. The Escrow Agent shall not be deemed to have knowledge of any document or instrument other than this Escrow Agreement and
Article VIII of the Purchase Agreement with respect to the matters addressed herein.

            (b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or arbitrations as provided in
Section 8.9(b) of the Purchase Agreement, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or rulings of any arbitrators. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or such ruling of any arbitrator, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, decree or arbitrators' ruling being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

            (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Escrow Agreement or any documents or papers deposited or called for hereunder.

            (d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Escrow Agreement or any documents deposited with the Escrow Agent.

            (e) The Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve expense or liability unless it shall have been furnished with indemnity acceptable to it.

      7. Alteration of Duties. The Duties may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.


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      8. Resignation and Removal of the Escrow Agent. The Escrow Agent may
resign as Escrow Agent at any time with or without cause by giving at least thirty (30) days' prior written notice to each of ISOCOR and the Agent, such resignation to be effective thirty (30) days following the date such notice is given. In addition, ISOCOR and the Agent may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent which shall be a bank or trust company organized under the laws of the United States of America or any state thereof having a combined capital and surplus of not less than U.S. $100,000,000, shall be appointed by ISOCOR with the approval of the Agent, which approval shall not be unreasonably withheld. Any such successor escrow agent shall deliver to ISOCOR and the Agent a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the escrow agent hereunder and shall be entitled to receive the Escrow Fund. Thereafter, the predecessor Escrow Agent shall be discharged for any further duties and liabilities under this Escrow Agreement. In the event no successor Escrow Agent is appointed, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The provisions of
Section 1(a) and Section 12 hereof shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

      9. Further Instruments. If the Escrow Agent reasonably requires other or further instruments in connection with performance of the Duties, the necessary parties hereto shall join in furnishing such instruments.

      10. Disputes. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed to act in accordance with, and in reliance upon, the terms hereof and of Article VIII of the Purchase Agreement.

      11. Escrow Fees and Expenses.

            (a) The Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of the escrow created hereby, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder.

            (b) Any out-of-pocket fees and expenses incurred by the Agent shall be paid out of the Escrow Amount of the Escrow Fund in preference to other distributions from such Escrow Amount, other than the expenses of the Escrow Agent.

      12. Indemnification. The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it or hereunder except in the case of gross negligence, bad faith or willful misconduct. ISOCOR and the Selling Stockholders, jointly and severally, covenant and agree to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Escrow Agreement or with the administration of its duties hereunder, including, but not limited to, legal fees and expenses and other costs and expenses of defending or


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preparing to defend against any claim of liability in the premises, unless such loss, liability or expense shall be caused by the Escrow Agent's gross negligence, bad faith or willful misconduct. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

      13.   General.

            (a) All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested) or registered airmail if sent internationally, postage prepaid, or delivered by recognized air courier, freight prepaid, or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            To ISOCOR:

                  ISOCOR
                  3420 Ocean Park Boulevard
                  Santa Monica, CA  90405
                  Attention:  President
                  Facsimile:  (310) 581-8111

            With a copy to:

                  Venture Law Group
                  A Professional Corporation
                  2800 Sand Hill Road
                  Menlo Park, CA  94025
                  Attention:  Elias J. Blawie
                  Facsimile:  (415) 854-1121


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            To Agent:

                  Marco Brueders
                  c/o NetCS Informationstechnik GmbH
                  Katharinenstr. 17-18
                  D-10711 Berlin
                  Germany
                  Facsimile No.: 011 49 30 89 66 09 99

            To Escrow Agent:

                  Elias J. Blawie
                  Secretary, ISOCOR
                  c/o Venture Law Group
                  2800 Sand Hill Road
                  Menlo Park, CA 94025
                  Facsimile:  (415) 854-1121

      Each such notice or other communication shall for all purposes of this Escrow Agreement be treated as effective when received, and shall in any event be deemed to have been received (i) when delivered, if delivered personally or sent by telecopy and confirmed in writing, (ii) if sent by certified or registered mail (registered airmail if sent internationally), five (5) business days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States or German mail, as applicable, addressed and mailed as aforesaid, or (iii) two (2) business day after the business day of deposit with a recognized air courier, addressed and shipped as aforesaid.

            (b) The captions in this Escrow Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Escrow Agreement.

            (c) This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

            (d) No party may, without the prior express written consent of each other party, assign this Escrow Agreement in whole or in part. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

            (e) This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within the State of California. The parties to this Escrow Agreement hereby agree to submit to personal jurisdiction in the State of California.

            (f) Neither ISOCOR nor the Selling Stockholders nor the Escrow Agent shall be responsible for delays or failure in performance resulting from acts beyond their control. Such


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acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

            (g) This Escrow Agreement may not be altered or modified without the consent of the parties hereto, which consent shall not constitute a waiver of any of the terms or conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Escrow Agreement, or of such terms and conditions on any other occasion.

      14. Reproduction of Documents. This Escrow Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature, photographic or similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      15. Waiver of Conflict. The parties to this Escrow Agreement understand and acknowledge that Escrow Agent is a director of Venture Law Group, A Professional Corporation ("VLG"), and that VLG prepared this Escrow Agreement in its capacity as counsel to ISOCOR. The parties confirm that they are familiar with the existence of such relationships, have had the opportunity to consult with their independent counsel with respect to this Escrow Agreement and hereby waive any conflict that may be deemed to exist as a result of Escrow Agent acting as such under this Escrow Agreement.


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      IN WITNESS WHEREOF, each of the parties has executed this Escrow Agreement as of the date first above written.

                                    Elias J. Blawie, Secretary of ISOCOR, as
                                    ESCROW AGENT

                                    ____________________________________________

                                    ISOCOR

                                    By:_________________________________________
                                       Name:
                                       Title:

                                    AGENT

                                    ____________________________________________


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                                     ANNEX B

NAME AND ADDRESS OF SELLING STOCKHOLDER  NUMBER OF ESCROW SHARES BENEFICIALLY
- ---------------------------------------  ------------------------------------
                                                       OWNED
                                                       -----
          Carsten Bormann                              9,500
          Doehlendamm 3
          D-28359 Bremen
          German

          Marco Brueders                               7,125
          Uhlandstr. 53
          D-10719 Berlin
          Germany

          Stefan Koehler                               11,875
          Wittenauer Str. 127
          D-13469 Berlin
          Germany

          Jochen Roehrig                               4,750
          An den Hennwiesen 16
          D-63743
          Aschaffenburg-Schweinheim
          Germany

          Clemens Schrimpe                             9,025
          Hornstr. 21
          D-10963 Berlin
          Germany

          NetCS Mitarbeiter GbR                        5,225

NAME AND ADDRESS OF PARTNERS OF NetCS      NUMBER OF ESCROW SHARES OF NetCS
- -------------------------------------      --------------------------------
            MITARBEITER GbR               MITARBEITER GbR BENEFICIALLY OWNED
            ---------------               ----------------------------------
          Jens Peter Haack                             2,375
          Am Sportplatz 2
          D-63814 Mainaschaff.
          Germany
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          Oliver Korfmacher                            2,375
          Sodentalstr. 66
          D-63834 Sulzbach/Soden.
          Germany

          Cornelia Sternke                             237.5
          Reichsstr. 70b
          D-14052 Berlin
          Germany

          Thomas Schaefer                              237.5
          Grevesmuehlener Str. 10
          D-13059 Berlin
          Germany


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